Exhibit 2.1

FOURTH AMENDMENT TO

UNIT EXCHANGE AGREEMENT

This Fourth Amendment (this “Amendment”) to Unit Exchange Agreement (as amended and supplemented prior to the date hereof, the “Exchange Agreement”) is made as of May 9, 2018, by and between Kitara Media Corp., a Delaware corporation (“Kitara”), Propel Media, Inc., formerly known as Kitara Holdco Corp., a Delaware corporation (“Holdco”), Propel Media LLC, formerly known as Future Ads LLC, a California limited liability company (“Future Ads”), Lowenstein Enterprises Corporation (“Lowenstein”), Family Trust of Jared L. Pobre, U/A DTD 12/13/2004 (“Pobre Trust”), Newport Holding Trust (“Newport”) and Neptune Capital Trust (“Neptune” and together with Kitara, Holdco, Future Ads, Lowenstein, Pobre Trust and Newport, the “Parties”). Defined terms used herein and not otherwise defined shall have the meanings ascribed to them in the Exchange Agreement.

W I T N E S S E T H:

WHEREAS, the Parties are party to the Exchange Agreement; and

WHEREAS, pursuant to Section 8.3 of the Exchange Agreement, the Exchange Agreement may be amended by a written agreement executed by the Parties; and

WHEREAS, the Parties previously amended certain provisions of the Exchange Agreement in the First Amendment to Unit Exchange Agreement dated as of December 23, 2014, in the Second Amendment to Unit Exchange Agreement dated as of April 29, 2015 and in the Third Amendment to Unit Exchange Agreement dated as of January 26, 2016; and

WHEREAS, the Parties desire to further amend certain provisions of the Exchange Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       Amendment to Exchange Agreement.

(a)       Clause (iii) of Section 2.1(b) of the Exchange Agreement is hereby amended by replacing the reference to “$6,000,000” with “$1,440,000”.

2.       Governing Law. This Amendment shall be governed in all respects in accordance with the provisions of Section 8.9 of the Exchange Agreement.

3.       No Other Amendment. Except as amended hereby, the Exchange Agreement shall remain in full force and effect. By executing this Amendment below, each of the Parties certifies that this Amendment has been executed and delivered in compliance with the amendment provisions of the Exchange Agreement.

4.       Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

5.       Facsimile or Portable Document File Signature. This Amendment may be executed by facsimile or portable document file signature and a facsimile or portable document file signature shall constitute an original for all purposes.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the date hereof.

PROPEL MEDIA, INC.

By:	/s/ Marv Tseu
	Name:	Marv Tseu
	Title:	CEO

KITARA MEDIA CORP.

By:	/s/ Marv Tseu
	Name:	Marv Tseu
	Title:	CEO

PROPEL MEDIA LLC

By:	/s/ Marv Tseu
	Name:	Marv Tseu
	Title:	CEO

LOWENSTEIN ENTERPRISES CORPORATION

By:	/s/ Jared Pobre
	Name:	Jared Pobre
	Title:	CEO

FAMILY TRUST OF JARED L. POBRE, U/A DTD 12/31/2004

By:	/s/ Jared Pobre
	Name:	Jared Pobre
	Title:	Trustee

NEWPORT HOLDING TRUST

By:	/s/ David McNair
	Name:	David McNair
	Title:	Managing Trustee

NEPTUNE CAPITAL TRUST

By:	/s/ Brian Mason
	Name:	Brian Mason
	Title:	Managing Trustee

Signature page to fourth amendment to unit exchange agreement